Exhibit 10.14

STITCH FIX, INC.
INDEPENDENT DIRECTOR COMPENSATION POLICY

APPROVED BY THE BOARD OF DIRECTORS FEBRUARY 28, 2018

Each member of the Board of Directors (the “Board”) of Stitch Fix, Inc. (the “Company”) who is a non-employee director of the Company and who is not affiliated with any of the purchasers of the Company’s Preferred Stock prior to the Company’s initial public offering of Class A Common Stock (the “IPO”; each such director, an “Independent Director”) will receive the compensation described in this Independent Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.
Cash Compensation
Commencing with the effective date of the registration statement pertaining to the IPO, each Independent Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarters. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:
a.    All Independent Directors: $50,000

2.    Annual Committee Member Service Retainer:
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation Committee: $7,500
c.    Member of the Nominating and Corporate Governance Committee: $5,000

3.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.    Chairman of the Audit Committee: $20,000
b.    Chairman of the Compensation Committee: $15,000
c.    Chairman of the Nominating and Corporate Governance Committee: $10,000

4.    Annual Lead Independent Director Retainer: $10,000

Equity Compensation
Equity awards will be granted under the Company’s 2017 Incentive Plan (the “Plan”). All stock options granted under the Director Compensation Policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Class A Common Stock on the date of grant.
(a)Automatic Equity Grants.
(i)    Annual Grant. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (the “Annual Meeting Date”), each person who is then an Independent Director will automatically receive a Nonqualified Stock Option grant with an aggregate value of $150,000. Notwithstanding the foregoing, any Independent Director who is a member of Board as of the IPO will not receive a Nonqualified Stock Option grant until the Annual Meeting Date that follows the date on which all equity award grants held by such Independent Director as of the IPO have become fully vested.
(ii)    Initial Grant for New Directors. Without any further action of the Board or Compensation Committee of the Board, each person who, after the IPO, is elected or appointed for the first time to be an Independent Director will automatically, upon the date of his or her initial election or appointment to be an Independent Director (the “Commencement Date”), receive a Nonqualified Stock Option grant with an aggregate value of $150,000, multiplied by a fraction, the numerator of which is the number of days between the Commencement Date and the then-scheduled next Annual Meeting Date (or, if such Annual Meeting Date has not yet been scheduled, the first anniversary of the immediately preceding Annual Meeting Date or such other date as is determined by the Board in its sole discretion), and the denominator of which is 365.
(iii)    Option Value. The value of a stock option to be granted under the Director Compensation Policy will be determined using the same method the Company uses to calculate stock option awards to its employees, as approved by the Compensation Committee of the Board.
(b)    Vesting; Change in Control. Each Nonstatutory Stock Option granted pursuant to the Director Compensation Policy will vest on the earlier of the first anniversary of its date of grant and the next Annual Meeting Date. All vesting is subject to the Independent Director’s Continuous Service (as defined in the Plan) through the applicable vesting date. Notwithstanding the foregoing vesting schedule, for each Independent Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), his or her then-outstanding stock options will become fully vested immediately prior to the closing of such Change in Control in which their Service is terminated.
(c)    Remaining Terms. The remaining terms and conditions of each Nonstatutory Stock Option, including transferability, will be as set forth in the Company’s standard option agreement, in the applicable form adopted from time to time by the Board or the Compensation Committee of the Board.

Expenses

The Company will reimburse each Independent Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board meetings and meetings of any committee of the Board; provided, that the Independent Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time. To the extent that any taxable reimbursements are provided to any Independent Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during such individual’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of such individual’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

Administration

The Board, or any committee to whom the Board delegates the requisite authority, will administer the Policy. The Board (or such committee) will have the sole discretion and authority to administer, interpret, amend and terminate the Policy, and the decisions of the Board (or such committee) will be final and binding on all persons having an interest in the Policy.

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